 Exhibit 99.1

Gyrodyne Company of America, Inc.

1 Flowerfield, Suite 24

St. James, New York 11780-1551

Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

GYRODYNE NAMES NEW CEO;

CONTINUES STRATEGIC PROCESS

WITH LOWER MONTHLY FINANCIAL ADVISORY FEES

ST. JAMES, N.Y., February 14, 2013 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that it has completed its previously-disclosed Chief Executive Officer search process and has appointed Frederick C. Braun III as its new President and Chief Executive Officer, effective February 25, 2013. Mr. Braun is currently the Chairman of the Brookhaven Industrial Development Agency, a public benefit corporation of the State of New York that assists in the acquisition, construction, reconstruction, and equipping of commercial and industrial facilities. He has served in such capacity for approximately 25 years. From 2000 to September 2009, Mr. Braun served as Executive Vice President of State Bank of Long Island, a commercial bank subsidiary of State Bancorp, Inc., which was acquired by Valley National Bancorp effective January 1, 2012.

In connection with the appointment of Mr. Braun as President and Chief Executive Officer, Gary J. Fitlin, who had been serving as interim President and Chief Executive Officer since September 2012, resigned from such position, effective as of February 25, 2013. Mr. Fitlin will continue to serve as the Company’s Chief Financial Officer and Treasurer, a position he has held since joining the Company in October 2009.

Gyrodyne also announced that it and the Company’s financial advisor, Rothschild Inc., agreed upon a reduced monthly advisory fee for February, an optional advisory fee for March (in the Company’s discretion) and no monthly advisory fees thereafter. Except as so modified, Gyrodyne’s engagement letter with Rothschild remains in full force and effect and Rothschild continues to serve as the Company’s financial advisor to help the Company and its Board maximize shareholder value, assist in structuring and evaluating potential transactions and/or one or more distributions, participate in negotiations relating to any transaction and solicit and evaluate indications of interest.

Paul Lamb, Chairman of the Board of Gyrodyne, said, “The Board is grateful to Gary Fitlin for stepping in and serving in the role as Interim President and CEO while the Board conducted its executive search. We’re thrilled to have Fred Braun as our new CEO, and believe he has the right mix of leadership skills and experience to lead the Company through its strategic process with the assistance of Rothschild and our legal advisors at Skadden.”

Mr. Fitlin said, "It was my honor to carry the baton on behalf of the shareholders of Gyrodyne. Along with our long-term COO Peter Pitsiokos, I welcome Fred Braun as our new CEO. Our seasoned team is further enhanced by Mr. Braun's presence and together, as a team, we will continue our pursuit to maximize shareholder value.”

There can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any transaction that may result from Gyrodyne’s strategic process or that a transaction will occur at all. Gyrodyne does not intend to disclose developments regarding the process unless and until the Board of Directors has approved a definitive course of action.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans. Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Contact: Naveen Bhatia, Chairman of the Strategic Alternatives Committee of the Board of Directors, Gyrodyne Company of America, Inc., (631) 584-5400.